Exhibit 99.1
GAYLORD ENTERTAINMENT CO. REPORTS SECOND QUARTER 2009 RESULTS
-Solid level of Gross Advance Group Bookings Underscoring Strength of Brand and Customer Loyalty-
-Maintaining Guidance for the Year-
NASHVILLE, Tenn. (Aug 4, 2009) – Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the second quarter of 2009. Highlights from the second quarter of 2009 include:
•	Consolidated revenue decreased 15.5 percent to $218.3 million in the second quarter of 2009 from $258.3 million in the same period last year. Hospitality segment total revenue decreased 14.2 percent to $200.5 million in the second quarter of 2009 compared to $233.6 million in the prior-year quarter. Gaylord Hotels revenue per available room[1] (“RevPAR”) decreased 13.1 percent and total revenue per available room[2] (“Total RevPAR”) decreased 14.3 percent in the second quarter of 2009 compared to the second quarter of 2008. 2009 Total RevPAR includes attrition and cancellation fees of approximately $8.2 million collected during the quarter compared to $3.6 million in fees for the prior-year quarter.

•	Income from continuing operations was $10.1 million, or $0.25 per share, in the second quarter of 2009 compared to $8.5 million, or $0.21 per share, in the prior-year quarter. Income from continuing operations in the second quarter of 2009 included an $8.2 million pre-tax gain on the repurchase of $28.3 million in aggregate principal amount of the Company’s outstanding Senior Notes, a $3.6 million gain related to a payment received in connection with a tax increment financing (“TIF”) arrangement related to the Ryman Auditorium, and $2.8 million in special expense related to severance costs associated with the Company’s cost containment initiatives. Income from continuing operations in the second quarter of 2008 included $3.2 million in pre-opening expenses.

•	Adjusted EBITDA[3] was $49.0 million in the second quarter of 2009 compared to $57.9 million in the prior-year quarter.

•	Consolidated Cash Flow[4] (“CCF”) decreased 13.5 percent to $55.8 million in the second quarter of 2009 compared to $64.5 million in the same period last year. CCF results for the second quarter of 2009 included approximately $2.4 million of special expense related to severance costs and the gain under the TIF arrangement related to the Ryman Auditorium of $3.6 million.
•	Gaylord Hotels gross advance group bookings in the second quarter of 2009 for all future years was 498,247 room nights; a decrease of 9.8 percent when compared to the same period last year. Net of attrition and cancellation, advance bookings in the second quarter for all future years were 171,712 room nights; a decrease of 59.9 percent when compared to the same period last year.
“Our group-centric business model delivered a solid performance this quarter, despite what remains a challenging climate for the hospitality sector. Furthermore, we were delighted to book nearly 500,000 new group room nights in this challenging environment,” said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment. “Our commitment to customer service, a continued focus on cost controls, and our aggressive collection of attrition and cancellation fees enabled us to maintain strong levels of operating income.”
Segment Operating Results

Hospitality
Key components of the Company’s hospitality segment performance in the second quarter of 2009 include:
•	Same-store RevPAR decreased 19.8 percent to $104.85 in the second quarter of 2009 compared to $130.68 in the prior-year quarter. Same-store Total RevPAR decreased 19.6 percent to $248.72 in the second quarter compared to $309.50 in the prior-year quarter. Same-store hotels excludes Gaylord National for all periods presented. In the second quarter of 2009, Gaylord National RevPAR increased 6.1 percent to $145.25 compared to $136.85 in the prior-year quarter. Gaylord National Total RevPAR was flat in the second quarter at $343.99 compared to $343.12 in the prior-year quarter.

•	Second quarter 2009 same-store CCF decreased 29.9 percent to $39.1 million compared to $55.8 million in the prior-year quarter. Same-store CCF included approximately $0.4 million of special expense related to severance costs in the second quarter of 2009. Same-store CCF margin[4] declined 420 basis points to 28.3 percent compared to 32.5 percent for the same period last year. In the second quarter of 2009, Gaylord National generated CCF of $20.6 million compared to

$14.1 million in the prior-year quarter. Gaylord National second quarter CCF results include approximately $0.2 million of special expense related to severance costs. Gaylord National CCF margin improved 1,030 basis points to 33.0 percent versus 22.7 percent for the same period last year.

•	Same-store attrition in the second quarter was 14.0 percent of the agreed upon room block compared to 9.8 percent for the same period in 2008 and 16.7 percent in the first quarter of 2009. Same-store cancellations in the second quarter totaled approximately 29,381 room nights compared to 12,847 in the same period of 2008 and 66,872 in the first quarter of 2009. Gaylord Hotels attrition and cancellation fee collections totaled $8.2 million in the quarter compared to $3.6 million for the same period in 2008 and $7.6 million in the first quarter of 2009.
Reed continued, “During the quarter, attrition and cancellation fees contributed significantly to our profitability. Although we would prefer to have guests stay at our properties, attrition and cancellation fees provide an important measure of profitability protection for us and are especially critical in these challenging times. While meeting planner decisions continue to be negatively impacted by the ongoing difficult economic conditions, we are beginning to see signs of improvement. Cancellations are down considerably relative to the first quarter of this year, and attrition is beginning to improve. Even so, we remain focused on identifying additional ways to improve our cost structure, preserve capital and maximize cash flow. Our efforts thus far have enabled the solid margin performance delivered by our hotels in the second quarter of 2009. We will not, however, cut costs in areas where it will adversely impact customer service as it is one of the fundamental principles that differentiate Gaylord from other brands as evidenced by our second quarter gross room night production.”
At the property level, Gaylord Opryland generated revenue of $55.3 million in the second quarter of 2009, compared to $73.5 million for the same period a year ago. Second quarter RevPAR decreased 22.4 percent to $96.67 compared to $124.54 in the same period last year, driven by a 13.9 percentage point decline in occupancy resulting from group cancellations and attrition. Total RevPAR decreased 24.8 percent to $211.14 in the second quarter of 2009 compared to $280.68 in the prior-year quarter. CCF decreased 41.2 percent to $13.6 million for the second quarter, versus $23.1 million in the year-ago quarter due to the decline in rooms revenue and a drop in food and beverage spending and resulted in a CCF margin performance in the second quarter of 24.5 percent. CCF includes special expense of approximately $0.1 million related to severance costs in the second quarter of 2009.
Gaylord Palms posted revenue of $39.2 million in the second quarter of 2009, a 17.9 percent decrease compared to $47.8 million in the prior-year quarter. Occupancy for the quarter was down 10.9 percentage points compared to the prior-year quarter due to group cancellations and attrition. Second quarter RevPAR decreased 15.0 percent to $129.95 compared to $152.89 in the same quarter last year, largely driven by the decline in occupancy and a decrease in transient ADR. Total RevPAR decreased 17.9 percent to $306.56, due largely to decreased occupancy and food and beverage revenue. CCF at the property was $11.9 million compared to $16.0 million in the prior-year quarter, resulting in a CCF margin of 30.4 percent. CCF at the property includes approximately $0.1 million of special expense related to severance costs in the second quarter of 2009.
Gaylord Texan revenue was $41.5 million in the second quarter of 2009, a decrease of 13.4 percent from $48.0 million in the prior-year quarter, largely driven by a 10.0 percentage point decline in occupancy. RevPAR in the second quarter decreased 19.9 percent to $106.13 due to the decline in occupancy. Total RevPAR decreased 13.4 percent to $302.28 compared to $348.95 in the prior-year quarter. CCF decreased 17.9 percent to $13.0 million in the second quarter of 2009, compared to $15.9 million in the prior-year quarter, resulting in a 31.4 percent CCF margin. CCF at the property includes approximately $0.2 million in special expense related to severance costs in the second quarter of 2009.
Gaylord National generated revenue of $62.5 million in the second quarter of 2009, an increase of 1.0 percent from $61.8 million in the prior-year quarter. RevPAR in the second quarter increased 6.1 percent to $145.25 compared to $136.85 in the prior-year quarter. Total RevPAR increased 0.3 percent to $343.99 in the second quarter compared to $343.12 in the prior-year quarter. CCF increased 46.7 percent to $20.6 million in the second quarter of 2009 compared to $14.1 million in the prior-year quarter, resulting in a 33.0 percent CCF margin. CCF at the property includes approximately $0.2 million in special expense related to severance costs in the second quarter of 2009.
Reed continued, “We continue to be pleased with the progress of the Gaylord National and we are encouraged by the success of the National Harbor development in not only attracting groups and tourists but also world-class brands and attractions. The recent announcement that Disney will be developing a family-themed resort hotel supports our belief that the Gaylord National and the surrounding area will continue to deliver even greater success in the future.”
Development Update
Gaylord Entertainment’s planned resort and convention hotel in Mesa, Arizona is still in the very early stages of planning and specific details of the property and budget have not yet been determined. In the current economic environment, Gaylord remains focused on conserving capital, and the Company anticipates that any expenditure associated with the project will not have a material financial impact in the near-term.
Opry and Attractions
Opry and Attractions segment revenue decreased 27.6 percent to $17.7 million in the second quarter of 2009, compared to $24.5 million in the year-ago quarter. The segment’s CCF increased to $7.3 million in the second quarter of 2009 compared to $4.6 million in the prior-year quarter, primarily due to a $3.6 million gain recorded from the TIF payment related to the Ryman Auditorium. CCF for the second quarter of 2009 includes approximately $0.1 million in special expense related to severance costs.
Corporate and Other
Corporate and Other operating loss totaled $14.8 million in the second quarter of 2009 compared to an operating loss of $12.8 million in the same period last year. Corporate and Other CCF in the second quarter decreased 13.0 percent to a loss of $11.2 million compared to a loss of $9.9 million in the same period last year. For the second quarter of 2009, the difference between Corporate and Other operating loss and Corporate and Other CCF was primarily due to depreciation and amortization expense and non-cash stock option expense. Second quarter 2009 CCF includes approximately $1.7 million in special expense related to severance costs.
Liquidity
As of June 30, 2009, the Company had long-term debt outstanding, including current portion, of $1,241.0 million and unrestricted and restricted cash of $29.5 million. At the end of the second quarter of 2009, $790.5 million of borrowings were outstanding under the Company’s $1.0 billion credit facility, and the lending banks had issued $9.9 million of letters of credit, which left $199.6 million of availability under the credit facility. Gaylord Entertainment has no significant loan maturities until July 2012.
During the second quarter of 2009, Gaylord Entertainment recorded a pretax gain of $8.2 million as a result of the repurchase of $28.3 million in aggregate principal amount of its outstanding senior notes ($21.3 million of 8.0 percent senior notes and $7.0 million of 6.75 percent senior notes). This brings the total aggregate principal amount repurchased to $134.0 million since the inception of the Company’s debt repurchase program in December 2008. The Company used available cash and borrowings under its revolving credit facility to finance the purchases and will consider additional repurchases of its senior notes from time to time depending on market conditions.

Outlook
The Company does not expect to update guidance before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.
Reed continued, “While we are still experiencing an exceptionally difficult economic climate, we are beginning to see some signs of stabilization across our business. We are closely monitoring customer behavior and attrition and cancellation levels, and closely managing our costs to ensure we are taking the appropriate actions to maximize the profitability of our business. Although we believe the hospitality market remains unpredictable and that additional challenges may present themselves as we progress towards a recovery, we are comfortable with our current projections. As a result, we are maintaining our current guidance for the year.”

2009 Guidance
Consolidated Cash Flow
Gaylord Hotels (Same Store)	$155 – 165 Million
Gaylord National	$55 – 65 Million
Opry and Attractions	$12 – 13 Million
Corporate and Other	$(44 – 40) Million

Totals	$178 – 203 Million

Gaylord Hotels Same-Store RevPAR	(20)% - (15)%
Gaylord Hotels Same-Store Total RevPAR	(18)% - (13)%
Webcast and Replay
Gaylord Entertainment will hold a conference call to discuss this release today at 10 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord

Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made.  These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, including recessionary economic conditions in the United States, the timing of the opening of new hotel facilities, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

1 The Company calculates revenue per available room (“RevPAR”) for its hospitality segment by dividing room sales by room nights available to guests for the period.
2 The Company calculates total revenue per available room (“Total RevPAR”) by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.
3 Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is a non-GAAP financial measure which is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as gains on the sale of assets and purchases of our debt. In accordance with generally accepted accounting principles, these items are not included in determining our operating income (loss). The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating Adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of Adjusted EBITDA to net income is presented in the Supplemental Financial Results contained in this press release.
4 As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating income plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 8 percent and 6.75 percent senior notes) is a non-GAAP financial measure which also excludes the impact of pre-opening costs, impairment charges, the non-cash portion of the Florida ground lease expense, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets and adds (subtracts) other gains (losses). The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net income or segment operating income is included as part of the Supplemental Financial Results contained in this press release. CCF Margin is defined as CCF divided by revenue.

Investor Relations Contacts:	Media Contacts:

Mark Fioravanti, Senior Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Gaylord Entertainment	Gaylord Entertainment
615-316-6588	(615) 316-6302
mfioravanti@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~
Patrick Chaffin, Vice President of Strategic Planning and Investor Relations	Josh Hochberg
Gaylord Entertainment	Sloane & Company
615-316-6282	(212) 446-1892
pchaffin@gaylordentertainment.com	jhochberg@sloanepr.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues	$218,256	$258,269	$430,575	$453,504
Operating expenses:
Operating costs	126,379	149,043	257,744	262,531
Selling, general and administrative (a)	42,883	48,114	87,744	87,656
Impairment charges	—	—	—	12,031
Preopening costs	—	3,246	—	18,821
Depreciation and amortization	28,647	28,998	56,718	50,209

Operating income	20,347	28,868	28,369	22,256

Interest expense, net of amounts capitalized	(18,229)	(18,548)	(36,829)	(22,127)
Interest income	4,183	3,773	8,029	4,097
(Loss) income from unconsolidated companies	(12)	(454)	117	(218)
Gain on extinguishment of debt	8,169	—	24,726	—
Other gains and (losses), net	3,654	(9)	3,504	50

Income before provision for income taxes	18,112	13,630	27,916	4,058

Provision for income taxes	7,983	5,082	14,269	2,358

Income from continuing operations	10,129	8,548	13,647	1,700

(Loss) income from discontinued operations, net of taxes	(78)	239	(169)	(219)

Net income	$10,051	$8,787	$13,478	$1,481

Basic net income per share:
Income from continuing operations	$0.25	$0.21	$0.33	$0.04
Income from discontinued operations, net of taxes	—	0.01	—	—

Net income	$0.25	$0.22	$0.33	$0.04

Fully diluted net income (loss) per share:
Income from continuing operations	$0.25	$0.21	$0.33	$0.04
Loss from discontinued operations, net of taxes	(0.01)	—	—	—

Net income	$0.24	$0.21	$0.33	$0.04

Weighted average common shares for the period:
Basic	40,937	40,812	40,922	41,029
Fully-diluted	41,157	41,183	41,138	41,515

(a)	Includes non-cash lease expense of $1.5 million for the three months ended June 30, 2009 and 2008, and $3.0 million and $3.1 million for the six months ended June 30, 2009 and 2008, respectively, related to the effect of recognizing the Gaylord Palms ground lease expense on a straight-line basis.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	June 30,	Dec. 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents — unrestricted	$28,385	$1,043
Cash and cash equivalents — restricted	1,158	1,165
Trade receivables, net	52,243	49,114
Deferred income taxes	5,272	6,266
Other current assets	55,696	50,793
Current assets of discontinued operations	62	197

Total current assets	142,816	108,578

Property and equipment, net of accumulated depreciation	2,194,149	2,227,574
Notes receivable, net of current portion	138,721	146,866
Intangible assets, net of accumulated amortization	94	121
Goodwill	6,915	6,915
Indefinite lived intangible assets	1,480	1,480
Investments	937	1,131
Estimated fair value of derivative assets	—	6,235
Long-term deferred financing costs	15,580	18,888
Other long-term assets	43,451	42,591

Total assets	$2,544,143	$2,560,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,881	$1,904
Accounts payable and accrued liabilities	145,104	168,155
Estimated fair value of derivative liabilities	769	1,606
Current liabilities of discontinued operations	1,209	1,329

Total current liabilities	148,963	172,994

Long-term debt and capital lease obligations, net of current portion	1,239,099	1,260,997
Deferred income taxes	80,145	62,656
Estimated fair value of derivative liabilities	26,016	28,489
Other long-term liabilities	127,963	131,578
Long-term liabilities of discontinued operations	444	446
Stockholders’ equity	921,513	903,219

Total liabilities and stockholders’ equity	$2,544,143	$2,560,379

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation and
Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow
(“CCF”) reconciliation:

	Three Months Ended June 30,				Six Months Ended June 30,
	2009		2008		2009		2008
	$	Margin	$	Margin	$	Margin	$	Margin

Consolidated
Revenue	$218,256	100.0%	$258,269	100.0%	$430,575	100.0%	$453,504	100.0%

Net income	$10,051	4.6%	$8,787	3.4%	$13,478	3.1%	$1,481	0.3%
Loss (income) from discontinued operations, net of taxes	78	0.0%	(239)	-0.1%	169	0.0%	219	0.0%
Provision for income taxes	7,983	3.7%	5,082	2.0%	14,269	3.3%	2,358	0.5%
Other (gains) and losses, net	(3,654)	-1.7%	9	0.0%	(3,504)	-0.8%	(50)	0.0%
Gain on extinguishment of debt	(8,169)	-3.7%	—	0.0%	(24,726)	-5.7%	—	0.0%
Loss (income) from unconsolidated companies	12	0.0%	454	0.2%	(117)	0.0%	218	0.0%
Interest expense, net	14,046	6.4%	14,775	5.7%	28,800	6.7%	18,030	4.0%

Operating income	20,347	9.3%	28,868	11.2%	28,369	6.6%	22,256	4.9%
Depreciation & amortization	28,647	13.1%	28,998	11.2%	56,718	13.2%	50,209	11.1%

Adjusted EBITDA	48,994	22.4%	57,866	22.4%	85,087	19.8%	72,465	16.0%
Pre-opening costs	—	0.0%	3,246	1.3%	—	0.0%	18,821	4.2%
Impairment charges	—	0.0%	—	0.0%	—	0.0%	12,031	2.7%
Other non-cash expenses	1,504	0.7%	1,530	0.6%	3,010	0.7%	3,060	0.7%
Stock option expense	1,641	0.8%	1,793	0.7%	3,265	0.8%	3,319	0.7%
Other gains and (losses), net	3,654	1.7%	(9)	0.0%	3,504	0.8%	50	0.0%
Losses on sales of assets	3	0.0%	80	0.0%	55	0.0%	112	0.0%

CCF	$55,796	25.6%	$64,506	25.0%	$94,921	22.0%	$109,858	24.2%

Hospitality segment
Revenue	$200,505	100.0%	$233,614	100.0%	$401,152	100.0%	$411,558	100.0%
Operating income	32,877	16.4%	38,417	16.4%	59,028	14.7%	58,334	14.2%
Depreciation & amortization	24,949	12.4%	25,985	11.1%	49,538	12.3%	44,246	10.8%
Pre-opening costs	—	0.0%	3,246	1.4%	—	0.0%	18,821	4.6%
Other non-cash expenses	1,504	0.8%	1,530	0.7%	3,010	0.8%	3,060	0.7%
Stock option expense	400	0.2%	565	0.2%	883	0.2%	1,035	0.3%
Other gains and (losses), net	—	0.0%	68	0.0%	(134)	0.0%	127	0.0%
(Gains) losses on sales of assets	(9)	0.0%	3	0.0%	27	0.0%	35	0.0%

CCF	$59,721	29.8%	$69,814	29.9%	$112,352	28.0%	$125,658	30.5%

Hospitality segment (Same Store — exludes Gaylord National)
Revenue	$138,024	100.0%	$171,775	100.0%	$282,580	100.0%	$349,719	100.0%
Operating income	20,657	15.0%	35,694	20.8%	39,910	14.1%	71,100	20.3%
Depreciation & amortization	16,620	12.0%	17,818	10.4%	33,453	11.8%	36,060	10.3%
Pre-opening costs	—	0.0%	228	0.1%	—	0.0%	333	0.1%
Other non-cash expenses	1,504	1.1%	1,530	0.9%	3,010	1.1%	3,060	0.9%
Stock option expense	328	0.2%	412	0.2%	713	0.3%	882	0.3%
Other gains and (losses), net	—	0.0%	68	0.0%	(134)	0.0%	127	0.0%
Losses on sales of assets	(9)	0.0%	3	0.0%	27	0.0%	35	0.0%

CCF	$39,100	28.3%	$55,753	32.5%	$76,979	27.2%	$111,597	31.9%

Gaylord National
Revenue	$62,481	100.0%	$61,839	100.0%	$118,572	100.0%	$61,839	100.0%
Operating income (loss)	12,220	19.6%	2,723	4.4%	19,118	16.1%	(12,766)	-20.6%
Depreciation & amortization	8,329	13.3%	8,167	13.2%	16,085	13.6%	8,186	13.2%
Pre-opening costs	—	0.0%	3,018	4.9%	—	0.0%	18,488	29.9%
Stock option expense	72	0.1%	153	0.2%	170	0.1%	153	0.2%
Other losses, net	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Losses on sales of assets	—	0.0%	—	0.0%	—	0.0%	—	0.0%

CCF	$20,621	33.0%	$14,061	22.7%	$35,373	29.8%	$14,061	22.7%

Opry and Attractions segment
Revenue	$17,729	100.0%	$24,474	100.0%	$29,373	100.0%	$41,590	100.0%
Operating income (loss)	2,308	13.0%	3,247	13.3%	(200)	-0.7%	2,203	5.3%
Depreciation & amortization	1,269	7.2%	1,269	5.2%	2,383	8.1%	2,569	6.2%
Stock option expense	64	0.4%	63	0.3%	150	0.5%	141	0.3%
Other gains and (losses), net	3,611	20.4%	(1)	0.0%	3,611	12.3%	(1)	0.0%
Losses on sales of assets	—	0.0%	1	0.0%	—	0.0%	1	0.0%

CCF	$7,252	40.9%	$4,579	18.7%	$5,944	20.2%	$4,913	11.8%

Corporate and Other segment
Revenue	$22		$181		$50		$356
Operating loss	(14,838)		(12,796)		(30,459)		(38,281)
Depreciation & amortization	2,429		1,744		4,797		3,394
Impairment charges	—		—		—		12,031
Stock option expense	1,177		1,165		2,232		2,143
Other gains and (losses), net	43		(76)		27		(76)
Losses on sales of assets	12		76		28		76

CCF	$(11,177)		$(9,887)		$(23,375)		$(20,713)

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
HOSPITALITY OPERATING METRICS:

Gaylord Hospitality Segment (a) (b)

Occupancy	65.4%	73.4%	63.3%	75.1%
Average daily rate (ADR)	$175.66	$180.03	$180.14	$177.26
RevPAR	$114.81	$132.19	$114.07	$133.11
OtherPAR	$157.40	$185.55	$159.73	$187.12
Total RevPAR	$272.21	$317.74	$273.80	$320.23

Revenue	$200,505	$233,614	$401,152	$411,558
CCF	$59,721	$69,814	$112,352	$125,658
CCF Margin	29.8%	29.9%	28.0%	30.5%

Gaylord Opryland (a)

Occupancy	62.5%	76.4%	60.4%	76.2%
Average daily rate (ADR)	$154.65	$162.97	$155.07	$160.13
RevPAR	$96.67	$124.54	$93.67	$122.03
OtherPAR	$114.47	$156.14	$117.11	$159.56
Total RevPAR	$211.14	$280.68	$210.78	$281.59

Revenue	$55,317	$73,535	$109,839	$146,126
CCF	$13,569	$23,088	$22,858	$44,460
CCF Margin	24.5%	31.4%	20.8%	30.4%

Gaylord Palms

Occupancy	71.3%	82.2%	70.0%	83.3%
Average daily rate (ADR)	$182.37	$185.90	$189.86	$195.65
RevPAR	$129.95	$152.89	$132.94	$163.05
OtherPAR	$176.61	$220.56	$201.57	$238.80
Total RevPAR	$306.56	$373.45	$334.51	$401.85

Revenue	$39,224	$47,781	$85,128	$102,831
CCF	$11,937	$15,960	$27,918	$35,922
CCF Margin	30.4%	33.4%	32.8%	34.9%

Gaylord Texan

Occupancy	62.2%	72.2%	61.7%	74.2%
Average daily rate (ADR)	$170.70	$183.53	$177.94	$183.96
RevPAR	$106.13	$132.56	$109.74	$136.56
OtherPAR	$196.15	$216.39	$197.26	$213.50
Total RevPAR	$302.28	$348.95	$307.00	$350.06

Revenue	$41,542	$47,981	$83,938	$96,268
CCF	$13,030	$15,868	$25,398	$29,924
CCF Margin	31.4%	33.1%	30.3%	31.1%

Gaylord National (b)

Occupancy	67.9%	64.5%	64.9%	64.5%
Average daily rate (ADR)	$213.84	$212.10	$219.41	$212.10
RevPAR	$145.25	$136.85	$142.31	$136.85
OtherPAR	$198.74	$206.27	$185.89	$206.27
Total RevPAR	$343.99	$343.12	$328.20	$343.12

Revenue	$62,481	$61,839	$118,572	$61,839
CCF	$20,621	$14,061	$35,373	$14,061
CCF Margin	33.0%	22.7%	29.8%	22.7%

Nashville Radisson and Other (c)

Occupancy	64.0%	68.4%	58.1%	65.3%
Average daily rate (ADR)	$93.18	$112.04	$96.23	$105.94
RevPAR	$59.64	$76.62	$55.89	$69.14
OtherPAR	$10.34	$15.62	$10.85	$14.32
Total RevPAR	$69.98	$92.24	$66.74	$83.46

Revenue	$1,941	$2,478	$3,675	$4,494
CCF	$564	$837	$805	$1,291
CCF Margin	29.1%	33.8%	21.9%	28.7%

Gaylord Hospitality Segment “Same Store” (excludes Gaylord National) (a)

Occupancy	64.5%	76.3%	62.8%	76.8%
Average daily rate (ADR)	$162.51	$171.22	$166.87	$172.49
RevPAR	$104.85	$130.68	$104.83	$132.50
OtherPAR	$143.87	$178.82	$151.17	$184.00
Total RevPAR	$248.72	$309.50	$256.00	$316.50

Revenue	$138,024	$171,775	$282,580	$349,719
CCF	$39,100	$55,753	$76,979	$111,597
CCF Margin	28.3%	32.5%	27.2%	31.9%

(a)	Excludes 5,171 room nights that were taken out of service during the six months ended June 30, 2008 as a result of the rooms renovation program at Gaylord Opryland.

(b)	Excludes 1,408 room nights that were not in service during the three months and six months ended June 30, 2008 as these rooms were not released from construction at the opening of Gaylord National.

(c)	Includes other hospitality revenue and expense.

Gaylord Entertainment Company and Subsidiaries
Reconciliation of Forward-Looking Statements
Unaudited
(in thousands)
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	GUIDANCE RANGE
	FULL YEAR 2009
	Low	High
Hospitality Segment (same store)
Estimated Operating Income/(Loss)	$82,500	$89,750
Estimated Depreciation & Amortization	65,000	67,000

Estimated Adjusted EBITDA	$147,500	$156,750
Estimated Pre-Opening Costs	0	0
Estimated Non-Cash Lease Expense	5,900	6,100
Estimated Stock Option Expense	1,600	2,000
Estimated Gains/(Losses), Net	0	150

Estimated CCF	$155,000	$165,000

Gaylord National
Estimated Operating Income/(Loss)	$23,700	$31,550
Estimated Depreciation & Amortization	31,000	33,000

Estimated Adjusted EBITDA	$54,700	$64,550
Estimated Pre-Opening Costs	0	0
Estimated Stock Option Expense	300	350
Estimated Gains/(Losses), Net	0	100

Estimated CCF	$55,000	$65,000

Opry and Attractions segment
Estimated Operating Income/(Loss)	$7,000	$7,700
Estimated Depreciation & Amortization	4,700	4,800

Estimated Adjusted EBITDA	$11,700	$12,500
Estimated Stock Option Expense	300	450
Estimated Gains/(Losses), Net	0	50

Estimated CCF	$12,000	$13,000

Corporate and Other segment
Estimated Operating Income/(Loss)	$(58,000)	$(53,200)
Estimated Depreciation & Amortization	9,600	9,000

Estimated Adjusted EBITDA	$(48,400)	$(44,200)
Estimated Stock Option Expense	4,400	4,000
Estimated Gains/(Losses), Net	0	200

Estimated CCF	$(44,000)	$(40,000)